Exhibit 23.1


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-48874) pertaining to the D.R. Horton, Inc. 1991 Stock Incentive Plan; Form S-8 (No. 33-83162) pertaining to the D.R. Horton, Inc. Stock Tenure Plan; Form S-8 (No. 333-3570) pertaining to the D.R. Horton, Inc. Employee Stock Purchase Plan; and Form S-3 (No. 333-27521) and the related Prospectus for the registration of $250,000,000 of its debt securities, preferred stock and common stock of our report dated November 7, 1997, with respect to the consolidated financial statements of D.R. Horton, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 1997.


                                                       /s/ERNST & YOUNG LLP


Fort Worth, Texas
December 5, 1997